UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	000-26749	11-2581812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Harbor Park Drive, Port Washington, New York 11050

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code

(516) 626-0007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James F. Smith

On May 21, 2007, National Medical Health Card Systems, Inc., or NMHC, announced that James F. Smith’s employment with NMHC as President and Chief Executive Officer had terminated, effective immediately. On May 24, 2007, NMHC filed a current report on Form 8-K announcing the termination of Mr. Smith’s employment, and that the terms of an agreement regarding such termination were currently being negotiated.

NMHC and Mr. Smith had entered into an employment agreement dated as of August 30, 2004 (the “Smith Employment Agreement”), pursuant to which Mr. Smith is entitled to severance pay in the event of the termination of his employment by NMHC. A copy of the Smith Employment Agreement was filed with the Securities and Exchange Commission on November 15, 2004 as Exhibit 10.18 to NMHC’s Quarterly Report on Form 10-Q, and is incorporated herein by reference.

On August 17, 2007, NMHC and Mr. Smith entered into a Departure Agreement and General Release (the “Smith Departure Agreement”). Pursuant to the terms of the Smith Departure Agreement, NMHC has agreed, subject to certain limitations, to pay Mr. Smith (from the termination date) his salary for a period not to exceed two years in an amount not to exceed $750,000, as well as payments in the amount of $600 per month in connection with Mr. Smith’s former car allowance. In addition, and in lieu of any remaining benefits for health, dental and pharmaceutical coverage for the portion of the severance period for which benefits under the Consolidated Omnibus Budget Reconciliation Act are not available to Mr. Smith, NMHC has agreed to pay Mr. Smith a one-time payment of $19,750, payable within fourteen days of execution of the Smith Departure Agreement. Mr. Smith also agreed to completely release any and all past, present and future statutory, contract, tort and all other claims against NMHC and its affiliates, subject to certain limitations. The Smith Departure Agreement will be included as an exhibit to NMHC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

In addition, pursuant to the terms of the Smith Departure Agreement, and effective immediately upon the the execution of the Smith Departure Agreement, Mr. Smith has resigned as a member of the board of directors of NMHC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Medical Health Card Systems, Inc.

By:	/S/ GEORGE MCGINN
Name:	George McGinn
Title:	General Counsel

Dated: August 22, 2007